Exhibit 10(m)
GENERAL MOTORS
SUPPLEMENTAL EXECUTIVE RETIREMENT PROGRAM
(As amended through October 18, 2005)
     The Supplemental Executive Retirement Program (SERP) is an unfunded, non-tax-qualified benefit program. The Program is structured to qualify for certain exemptions from the eligibility, funding and other requirements of the Employee Retirement Income Security Act of 1974 (ERISA) and, further, SERP benefits are computed without regard to compensation limits imposed under the Internal Revenue Code.
SECTION I. Purpose of the Program
     The purpose of the General Motors Supplemental Executive Retirement Program (the Program) is to help provide eligible retiring salaried executive employees of General Motors Corporation (hereinafter referred to as the “Corporation”) as well as eligible retiring executive employees of GMAC, GMAM, and Saturn an overall level of monthly retirement benefits which are competitive with the benefits provided executives retiring from other major U.S. industrial companies. To achieve this goal, the monthly retirement benefits determined under the tax-qualified General Motors Retirement Program for Salaried Employees (hereinafter referred to as the “Retirement Program”) and the GM Benefit Equalization Plan (hereinafter referred to as the BEP-R), plus any benefits payable under certain other GM-provided benefit programs, may be supplemented by benefits provided under the formulas of this Program.
SECTION II. Administration of the Program
(a)	This Program shall at all times be maintained, considered, and administered as a non-qualified plan that is wholly separate and distinct from the Retirement Program and the BEP-R. Moreover, it shall be maintained as an unfunded Program providing deferred compensation for a select group of management or highly-compensated employees under Section 201(2) of ERISA.

(b)	Benefits under this Program are not guaranteed.

(c)	The Corporation is the Plan Administrator. The Plan Administrator has final discretionary authority to construe, interpret, apply, and administer the Program and serves as the final step of the Program appeal procedure. Any interpretation or determination regarding the Program made by the Plan Administrator shall be given full force and effect; unless it is proven that the interpretation or determination was arbitrary and capricious.

(d)	Any and all decisions of the Plan Administrator as to interpretation or application of this Program shall be final, conclusive and binding upon all parties, including the Corporation, the stockholders, and the participants and beneficiaries of the Program.

(e)	The Plan Administrator shall have the full power to engage and employ such legal, actuarial, auditing, tax, and other such agents, as it shall, in its sole discretion, deem to be in the best interest of the Corporation, the Program, and its participants and beneficiaries.

(f)	The expenses of administering this Program are borne by the Corporation and are not charged against its participants and beneficiaries.

(g)	Various aspects of Program administration have been delegated to the Program recordkeeper selected by the Plan Administrator. In carrying out its delegated responsibilities, the Program recordkeeper shall have discretionary authority to construe, interpret, apply, and administer the Program provisions. The discretionary authority delegated to the Program recordkeeper shall, however, be limited to the Program terms relevant to its delegated responsibilities and shall not permit the Program recordkeeper to render a determination or to make any representation concerning benefits which are not provided by the express terms of the Program. The Program recordkeeper’s actions shall be given full force and effect unless determined by the Plan Administrator to be contrary to the Program provisions or arbitrary and capricious.
(h)	For purposes of the Program, a Plan Year shall mean the 12-month period beginning January 1 and ending December 31.
SECTION III. Effective Date
The Corporation established this Program effective December 1, 1985. The Program has been amended from time to time.
SECTION IV. Eligibility
(a)	To be eligible for a benefit under this Program, an executive employee must meet the following requirements:
(1)	be a regular or Flexible Service U.S. or U.S. International Service Personnel executive employee at the date of retirement or death;

(2)	have at least 10 years of Retirement Program Part B or Part C credited service; and
(b)	To be eligible for a Regular SERP Benefit under the Regular SERP Formula, an executive employee must:
(1)	be at least 62 years old at retirement; or

(2)	be at least 55 years old at time of total and permanent disability retirement under the Retirement Program; or

(3)	be at least 55 years old at time of death.

(4)	General Motors Asset Management executives who are transferred to GMAM or hired or promoted into executive status on or after August 4, 2003 are only eligible for Regular Formula SERP benefits.
(c)	To be eligible for an Alternative SERP Benefit under the Alternative SERP Formula, an executive employee must:
(1)	Have been at work for GM on or after October 2, 1989, and

(2)	be at least 62 years old at retirement; or

(3)	be actively at work on or after November 1, 2005 and at least age 60 at time of death; or

(4)	be actively at work on or after November 1, 2005 and at least age 60 at time of total and permanent disability retirement under the Retirement Program.

(5)	Executives will not be eligible to grow into benefits based upon the Alternative SERP Formula from layoff status or any long-term leave of absence.

(6)	General Motors Asset Management executives who are transferred to GMAM or hired or promoted into executive status on or after August 4, 2003 are ineligible for Alternative Formula SERP benefits.
(d)	The following classes of individuals are ineligible to participate in the Program regardless of any other Program terms to the contrary, and regardless of whether the individual is a common-law employee of the Corporation:
(1)	Any individual who provides services to the Corporation where there is an agreement with a separate company under which the services are provided. Such individuals are commonly referred to by the Corporation as “contract employees” or “bundled-services employees;”

(2)	Any individual who has signed an independent contractor agreement, consulting agreement, or other similar personal services contract with the Corporation;

(3)	Any individual that the Corporation, in good faith, classifies as an independent contractor, consultant, contract employee, or bundled-services employee during the period the individual is so classified by the Corporation.
The purpose of this provision is to exclude from participation in the Program all persons who actually may be common-law employees of the Corporation, but are not paid as though they are employees of the Corporation regardless of the reason they are excluded from the payroll, and regardless of whether the exclusion is correct.

(e)	Until age 70, any retired executive employee receiving an Alternative SERP benefit under the Alternative SERP Formula is prohibited from all activity that is competitive with the Corporation and/or otherwise acting in any manner inimical or contrary to the best interests of the Corporation. Alternative SERP benefits may be suspended if a retired executive does not respond to the Corporation’s request for information relating to this paragraph. If any such executive violates these conditions precedent, the executive and his/her beneficiaries thereafter lose eligibility for any benefits based upon the Alternative SERP Formula, commencing with the date of initial violation. While the conditions precedent identified above (i.e., prohibit working for a competitor and/or otherwise acting in any manner inimical or contrary to the best interests of the Corporation) are not now conditions to the receipt of Regular SERP benefits, the Corporation reserves the right to impose prohibitions and conditions precedent to the receipt of Regular SERP benefits at any time and without prior notice.

(f)	An executive who is subject to automatic retirement at age 65 under the terms of the Retirement Program must be approved by the Executive Compensation Committee of the Board of Directors to be eligible for SERP benefits under this Program for retirement at ages 62-64.
SECTION V. Amount of Benefits Under the Regular Formula of the Program
(a)	The monthly benefit under the Regular formula of this Program is an amount equal to two percent (2%) of average monthly base salary for the highest 60 of the 120 months immediately preceding retirement, multiplied by the years of credited service used to determine the Part B Supplementary benefit or the Part C benefit under the Retirement Program, less the sum of (1) all monthly benefits payable under the Retirement Program and BEP-R (if any), including the annuitized value of the Part C benefit, prior to reduction for the cost of any survivor coverage, (2) two percent (2%) of the maximum Primary Social Security benefit payable (regardless of actual receipt) in the year of retirement multiplied by the employee’s years of Part A or Part C credited service under the Retirement Program, and (3) any benefits payable under certain other GM-provided benefit programs, such as Extended Disability Benefits.

(b)	The “Special Benefit” provided under the GM Health Care Program is not taken into account in determining any monthly benefit amount payable hereunder.

(c)	For purposes of this Section V, average monthly base salary means the monthly average of base salary for the highest 60 of the 120 months immediately preceding retirement.

(d)	The monthly Social Security offset amount will be based upon the maximum Primary Social Security benefit in the year the executive retires, regardless of the executive’s age at retirement or availability to him/her of a

Social Security benefit. The Social Security offset amount determined at retirement is not re-determined for any subsequent Social Security increase.
(e)	Any post-retirement increase under the Retirement Program does not reduce any monthly benefit payable under this Program. For purposes of this subsection, adjustments to the IRC Section 415 limits are not considered post-retirement increases.

(f)	Benefits payable under the Regular Formula to a surviving spouse are detailed in Section VIII.
SECTION VI. Amount of Benefits Under the Alternative Formula of the Program
(a)	Under the Program, of which this Alternative Formula is a part, an eligible retiring executive is entitled to the greater of the monthly benefit, if any, generated through either (1) the Alternative Formula, as described hereinafter, or (2) the Regular SERP formula described in Section V.

(b)	The effective date of this formula is for retirements with benefits payable commencing on or after November 1, 1989.

(c)	The monthly benefit level provided hereunder will equal 1.5% of average total direct compensation (monthly base salary plus average monthly annual incentive compensation, as defined in Section VI(e) below), multiplied by years of credited service (35-year maximum) used to determine the Part B supplementary benefit or the Part C benefit under the Retirement Program, less the sum of (1) all monthly benefits payable under the Retirement Program and BEP-R (if any), including the annuitized value of the Part C benefit, prior to reduction for the cost of any survivor coverage, (2) 100% of the maximum Primary Social Security benefit payable (regardless of actual receipt) in the year of retirement, and (3) any benefits payable under certain other GM-provided programs, such as Extended Disability Benefits.

(d)	The “Special Benefit” payable under the Health Care Program is not taken into account in determining any monthly benefit amount payable hereunder.

(e)	For purposes of this Section VI, average monthly base salary means the monthly average of base salary for the highest 60 of the 120 months immediately preceding retirement. Average monthly incentive compensation means an amount determined by dividing the total of the highest five of the last ten years of annual incentive awards, by 60. Each annual incentive award amount is the final award amount related to the performance period year for which it was awarded, not the amount that is subsequently paid. Awards related to the year of retirement will not be used in the calculation for retirements before October 1, 2005. For retirements on or after that date, awards related to the year of retirement may be included provided they are based on a full 12 month performance period, such as in the case of awards based on fiscal year performance periods ending other than on December 31. where the effective date of retirement is after that date but before year end. Moreover, neither Performance Achievement Plan awards, Stock Performance Program awards, Stock Incentive Plan grants, nor any other form of payment, are eligible for inclusion in determining an Alternative Formula monthly benefit amount. Non-consecutive years within the last ten years of employment may be used for determining the blended amount of average monthly (1) base salary, and (2) incentive compensation.

(f)	The monthly Social Security offset amount will be based upon the maximum Primary Social Security benefit in the year the executive retires, regardless of the executive’s age at retirement or availability to him/her of a Social Security benefit. The Social Security offset amount determined at retirement is not re-determined for any subsequent Social Security increase.

(g)	Any post-retirement increase under the Retirement Program does not reduce any monthly benefit payable under this Program. For purposes of this subsection, adjustments to the IRC Section 415 limits are not considered post-retirement increases.

(h)	Benefits payable under the Alternative Formula to a surviving spouse are detailed in Section VIII.
SECTION VII. Payment of Benefits
(a)	Payment of benefits, in the monthly amount determined pursuant to Section V or VI of this Program, are payable in accordance with the terms and conditions established by the Plan Administrator.

(b)	The payment of benefits under this Program shall be reduced by the amount that a Participant owes the Corporation or any subsidiary, for any reason, including benefit overpayments, wage overpayments, and amounts due under all incentive compensation plans. The Participant will be relieved of liability in the amount of the reduction following the payment to the Corporation.
SECTION VIII. Surviving Spouse Benefits
(a)	In lieu of the monthly SERP benefit otherwise payable, an employee who retires, and is eligible for a SERP retirement benefit, shall be deemed to have elected automatically a reduced amount of monthly SERP benefit to provide that, if the designated spouse shall be living at the employee’s death after such election shall have become effective, a survivor benefit shall immediately be payable to such spouse commencing on the first of the month following the employee’s death and such survivor benefit shall be payable during the spouse’s further lifetime. Written consent of the spouse witnessed by a Notary Public is required if the employee rejects the SERP surviving spouse coverage.

(b)	If an executive employee who is eligible for benefits under this Program dies in service on or after having attained age 55, but prior to having attained age 62, and such executive would have been eligible to retire voluntarily under the terms of the Retirement Program on the date of his or her death, then the eligible surviving spouse[1] of such executive shall be eligible to receive a 65% (60% for retirements prior to October 1, 1999) surviving spouse benefit based upon the Regular SERP Formula.

(c)	If an executive employee who is eligible for benefits under this Program dies in service on or after having attained age 60, but prior to having attained age 62, and such executive would have been eligible to retire voluntarily under the terms of the Retirement Program on the date of his or her death, then the eligible surviving spouse[1] of such executive shall be eligible to receive a 65% surviving spouse benefit based upon the Alternative SERP Formula

(d)	No election of surviving spouse coverage may be made after retirement.

(e)	Any such survivor benefit will be equal to 65% (60% for retirements prior to October 1, 1999) of the reduced monthly SERP amount otherwise payable to the deceased retiree or employee. Any such reduction applicable to the retiree’s benefit is 5% if the age of the employee and the age of the spouse are within five years of each other. The 5% is increased by 1/2 percent (1/2%) for each full year over five years the spouse is younger than the

[1]	In order for a surviving spouse to be eligible to receive surviving spouse benefits under this Program, the surviving spouse must have been married to the executive employee on the date of his or her death for a period of not less than one year.

employee. The 5% is reduced by 1/2 percent (1/2%) for each full year over five years the spouse is older than the employee
(f)	In the event the spouse predeceases the executive, the cost for surviving spouse coverage will not be restored.

(g)	If a Program eligible retiree is not receiving a SERP benefit due to eligibility to receive benefits under the Retirement Program and other GM-provided plans which exceed the SERP target benefit level, the accrued cost of the surviving spouse benefit described in this Section VIII will be recovered in full before the retiree is first entitled to receive benefits under this Program.
SECTION IX. Amendment, Modification, Suspension, or Termination by Corporation
(a)	The Corporation reserves the right, by and through the Executive Compensation Committee of the Board of Directors or its delegate, to amend, modify, suspend, or terminate this Program in whole or in part, at any time. No oral statements can change the terms of this Program. This Program can only be amended, in writing, by the Board of Directors, the Executive Compensation Committee, or an appropriate individual or committee as designated by the Board of Directors or Executive Compensation Committee. Absent an express delegation of authority from the Board of Directors or the Executive Compensation Committee, no one has the authority to commit the Corporation to any benefit or benefits provision not provided for under this Program or to change the eligibility criteria or other provisions of this Program.

(b)	The Corporation may, from time-to-time and in its sole discretion, adopt limited early retirement provisions to provide retirements (i) during a specified period of time, (ii) at a specified level of benefits, and (iii) for identified executive employees. Any such early retirement provisions that may be adopted by the Corporation are made a part of this Program as though set out fully herein.

(c)	The Corporation may, from time-to-time and in its sole discretion, adjust the amount of an executive’s credited service used to determine the benefits under this Program, or the amount of benefits payable to an executive under this Program.
SECTION X. Claim Denial Procedures
     The Plan Administrator will provide adequate notice, in writing, to any Participant or beneficiary whose claim for benefits under the Program has been denied, setting forth the specific reasons for such denial. The Participant or beneficiary will be given an opportunity for a full and fair review of a decision by the Plan Administrator denying a claim for benefits. An appeal may be filed with the Executive Compensation Committee of the Board of Directors, which has been delegated final discretionary authority to construe, interpret, apply, and administer the Program. Such appeal to the Executive Compensation Committee must be filed, in writing, within 60 days from the date of the written decision from the Plan Administrator denying the claim for benefits. Such an appeal may be initiated by forwarding the request to General Motors Corporation, 300 Renaissance Center, Mail Code 482-C32-C61, P.O. Box 300, Detroit, Michigan 48265-3000. As a part of this review, the Participant or beneficiary must submit any written comments that may support their position. The Executive Compensation Committee shall be the final review authority with respect to appeals, and its decision shall be final and binding upon the Corporation and the participant or beneficiary.
SECTION XI. Service of Legal Process
Service of legal process on General Motors Corporation may be made at any office of the CT Corporation. The CT Corporation, which maintains offices in 50 states, is the statutory agent for services of legal process on General

Motors Corporation. The procedure for making such service generally is known to practicing attorneys. Services of legal process also may be made upon General Motors Corporation, 400 Renaissance Center, Mail Code 482-038-210, Detroit, Michigan 48265-4000.
SECTION XII. Named Fiduciary
The Executive Compensation Committee of the Corporation’s Board of Directors shall be the Named Fiduciary with respect to the Program. The Executive Compensation Committee may delegate authority to carry out such of its responsibilities, as it deems proper, to the extent permitted by ERISA.
SECTION XIII. Non-Assignability
It is a condition of this Program, and all rights of each Participant shall be subject thereto, that to the full extent permissible by law no right or interest of any Participant in this Program or in his or her account shall be assignable or transferable, in whole or in part, either directly or by operation of law or otherwise, including, but not by way of limitation, execution, levy, garnishment, attachment, pledge, bankruptcy, or in any other manner, and further excluding devolution by death or mental incompetency. No right or interest of any Participant in this Program or in their account shall be liable for, or subject to, any obligation or liability of such Participant except as provided in Section VII(b).